Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-3, No. 333-129820) and related Prospectus of Integral Systems, Inc. for the registration of 224,931 shares of its common stock and to the incorporation by reference therein of our report dated November 21, 2003, with respect to the consolidated financial statements of Integral Systems, Inc. for the year ended September 30, 2003 included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

April 14, 2006